Exhibit 99.1

Milacron Intends to Commence
Cash Tender Offer for Eurobonds

CINCINNATI, OHIO, April 26, 2004...Milacron Inc. (NYSE: MZ) today announced that, as a part of the process of transforming its capital structure, it intends to launch a cash tender offer on April 27, 2004 for Milacron Capital Holdings B.V.'s outstanding €115 million 7-5/8% Guaranteed Bonds due 2005 (the "Eurobonds").

Subject to the terms and conditions of the expected tender offer, which will be described in the offering materials, bondholders who validly tender their Eurobonds and do not withdraw them will be entitled to receive 100% of the principal amount of their tendered Eurobonds plus accrued interest thereon to but excluding the settlement date. In addition, holders who validly tender their Eurobonds prior to the early tender deadline of 5:00 p.m. (Central European Time) on May 6, 2004 and do not thereafter withdraw their bonds will receive an early tender premium on the settlement date of €10 per €1000 principal amount of the bonds tendered and not withdrawn.

In conjunction with the tender offer, Milacron Capital Holdings B.V. intends to call a meeting of the holders of the Eurobonds to consider an amendment to the terms of the Eurobonds to eliminate all of the restrictive covenants contained in the fiscal agency agreement pursuant to which the Eurobonds were issued. By tendering their bonds into the tender offer, Eurobond holders will appoint the Tender Agent as proxy to vote in favor of the amendment. Holders of the Eurobonds will have certain withdrawal rights, which will be described in the offering materials.

Consummation of the tender offer and Milacron's obligation to make any payments in connection therewith will be subject to the satisfaction of certain conditions including, among others, that sufficient financing has been arranged to fund the payment of the aggregate purchase price (including any early tender premium payments) for all validly tendered Eurobonds that are not withdrawn.

This press release is not an offer to purchase, or a solicitation of acceptances of an offer to purchase, the Eurobonds, which may be made only pursuant to the terms of the Notice of Tender Offer and Extraordinary Resolution, which is expected to be distributed to Eurobond holders on April 27, 2004.

Commencing on April 27, 2004, questions may be directed to the Dealer Manager, Credit Suisse First Boston LLC, +1 (800) 820-1653 or +44 207 883 6748, the Tender Agent, Deutsche Bank AG, +44 207 547 5000, or the Information Agent, Innisfree M&A Incorporated, +1 (888) 750-5833 or (from the EU) 00-800-7710-9970.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in the company's most recent Form 10-K on file with the Securities and Exchange Commission.